Exhibit 99.1
Penwest

Contacts:	Investors: Mark Harnett and Laurie Connell Mackenzie Partners (212) 929-5500	Media: John Patteson Kekst and Company (212) 521-4800
PENWEST SENDS LETTER TO SHAREHOLDERS ON FINANCIAL, BUSINESS AND
CORPORATE GOVERNANCE DEVELOPMENTS
— Board Approves Limited-Duration Shareholder Rights Plan to Ensure All Penwest Shareholders Have Opportunity to Benefit from Execution of 2009 Business Plan —
DANBURY, Conn., March 12, 2009 — Penwest Pharmaceuticals Co. (NASDAQ: PPCO) today sent a letter to its shareholders in which the Company provided an update on its recent financial and business performance and discussed corporate governance matters, including a threatened proxy contest against the Company and the adoption by its Board of Directors of a limited-duration shareholder rights plan.
In its letter, Penwest restated its intense focus on successfully executing the Company’s business plan and its commitment to focused goals and clear value milestones for 2009. These include maximizing the value of Opana® ER, advancing the development of A0001, monetizing the value of the Company’s proven drug delivery technology and drug formulation expertise, and aggressively managing the Company’s costs — with an eye toward achieving profitability in 2010. Penwest noted that its Board of Directors will be actively evaluating the Company’s progress on each of these goals throughout this year. The Company also said in the letter that depending on the outcome of the Company’s efforts, the Board will revisit the Company’s strategic course and take decisive actions.
The full text of Penwest’s letter to shareholders is as follows:
March 12, 2009
Dear Penwest Shareholder:
We are writing to bring you up to date on recent business, financial and corporate governance developments at Penwest, including a threatened proxy contest, and the Board of Directors’ adoption of a shareholder rights plan to protect shareholders from coercive acquisition attempts.
As you may know, our business plan for 2009 has well-defined goals and clear value milestones for our shareholders. The four goals of our plan are to:
•	Maximize the value of Opana® ER, with our partner Endo Pharmaceuticals through additional intellectual property protection and executing on licensing opportunities.

•	Advance the development of A0001 to establish proof of concept.

•	Monetize the value of the Company’s proven drug delivery technologies and drug formulation expertise through additional drug delivery collaborations.

Penwest Pharmaceuticals
•	Aggressively manage the Company’s overhead and other costs to ensure that our spending is commensurate with our narrowed priorities.
We are intensely focused on successfully executing our business plan, with an eye toward profitability in 2010. The Board will evaluate the Company’s progress on each of these goals throughout this year, and depending on the outcome, the Board will revisit our strategic course and take decisive actions.
This has been a very active and productive period for Penwest:
•	Improved Financial Results. We recently reported much-improved financial results for the fourth quarter and full year ended December 31, 2008. Compared with the fourth quarter of 2007, revenues increased sharply, operating expenses decreased by 30% and net loss was substantially reduced to $2.2 million in the fourth quarter of 2008.

•	Enhanced Expectations for 2009. Importantly, we see our improved financial results continuing, with significantly increased royalties from Opana ER and lower operating costs leading to our expectations for 2009 for revenues of $22 million to $24 million and a reduction in planned operating expenses of 30%, or $10 million, compared with 2008 levels, resulting in a significant reduction in our net loss to $1 million to $3 million for the full year.

•	Business Development Activities. We have been active in business development, initiating efforts to license Opana ER in territories outside the U.S. and recently signing our second drug delivery deal with Otsuka Pharmaceutical to develop a formulation of an Otsuka compound utilizing Penwest’s TIMERx® drug delivery technology. This is our third new drug delivery collaboration since reinitiating that effort in the second half of 2007.

•	Progress on Internal Drug Development. We also recently took significant steps on our lead internal drug development program — A0001, a compound we are developing for the treatment of mitochondrial diseases that has shown promise in preclinical and Phase I studies. We announced that dosing is now underway for the Phase Ib trial, and we are in the process of designing a Phase IIa clinical trial to establish proof of concept that we plan to conduct in the second half of this year.

Given the potential value to shareholders of A0001, and the limited time and cost it will require for us to gain a better understanding of proof of concept on both safety and efficacy through the Phase 1b and Phase IIa trials, we believe that it is important to advance A0001 through this next phase of development. If our findings do not support advancing development of the drug, we will discontinue this program.

•	Further Expense Reductions. We continue to significantly reduce expenses and closely manage our cash burn. Having taken meaningful steps, including a staff reduction in January 2009, we believe we have optimized our infrastructure and overhead to execute on our business plan in a very cost effective manner. We expect that these efforts will bring us close to breakeven from an earnings perspective for the full year 2009, and we expect to be profitable in 2010. Moreover, we do not anticipate requiring additional capital to execute our current business plans.

Penwest Pharmaceuticals
Threatened Proxy Contest
During this critical time for the Company, two dissident shareholders have made it clear to the Company that they are prepared to mount a proxy contest at this year’s Annual Meeting. In addition to nominating three directors, they have demanded that we wind down the Company’s operations — except for distributing the Opana ER royalty stream — and they have threatened to initiate a potentially costly and time-consuming proxy fight to achieve that aim. These two shareholders, who have now amassed more than 40% of the Company’s outstanding stock between them, are, in the Board’s view, conducting a creeping takeover of your Company without paying any control premium to other shareholders, as an acquiror would customarily be expected to do. We urge you to disregard any materials you may receive from them and see their proposals for what we believe they are — a self-serving means to an end that benefits them to the detriment of most other shareholders.
The Board of Directors and management have been carefully considering the Company’s strategy, together with external financial advisors. In these discussions, we have challenged all aspects of our business and strategy, considered the views of many of our shareholders and evaluated various alternatives. The results of this analysis are the narrowed priorities and the expense reductions addressed in our 2009 plan and discussed in this letter.
We have seriously considered the views of these two shareholders, as we do with input from all of our shareholders. The Board feels strongly, however, that we are executing on a solid business plan that can build value for our shareholders. The Board is unanimous in its belief that it would be a mistake to prematurely halt our efforts on these initiatives, as is proposed by these two shareholders. It is also important to note that many shareholders have told us that they firmly believe these two shareholders do not represent their interests and that the Company should continue executing on its strategy for 2009.
Re-Instituting Shareholder Rights Plan
In order to ensure that all Penwest shareholders have the opportunity to benefit from our initiatives to build shareholder value this year and into 2010, the Board has approved the adoption of a limited-duration shareholder rights plan. You will recall that the Company had a shareholder rights plan in place from December 1998 through July 2008.
We have purposely limited the timeframe of the shareholder rights plan to July 1, 2010 so it will expire unless shareholders decide to extend it beyond that date. We believe this limited duration will give the Company adequate time to execute its strategy for 2009 and early 2010 and prevent these two shareholders from imposing their own self-serving agenda of a premature termination of the Company’s business plan.
Penwest’s shareholder rights plan is similar to plans adopted by many other publicly traded companies. In fact, more than 40 biotech and pharmaceutical companies have adopted such plans to prevent a dissident shareholder from being able to acquire a company without paying full value, especially in this economic and stock market environment. It is important to note the Board’s belief and intention that the shareholder rights plan would not be an impediment to a potential acquisition of Penwest for fair value.
The attached addendum comprises a summary and brief Q&A explaining the terms of the plan in detail.

Penwest Pharmaceuticals
Adverse Impact of Dissident Shareholders
The aggressive actions of the dissident shareholders are costly and disruptive to the Company, distracting to the Board and management and creating uncertainty for our current and prospective business partners. The tactics and track record of one of these dissident shareholders in particular, Tang Capital Management (“Tang”), greatly concern us. Tang significantly increased its holdings in Penwest stock beginning in late December, and as a result of the low cost basis of its recent stock purchases, we do not consider its interests to be aligned with the interests of many of Penwest’s shareholders. It is pushing an agenda that the Board does not believe is likely to benefit our shareholders.
Tang stated in a letter to the Company on March 3, 2009 that it plans among other things to propose bylaw amendments at Penwest. In fact, it has recently proposed changes to the bylaws at Vanda Pharmaceuticals, another company in which it has a substantial holding, which would give each board member — including Tang’s own managing director Kevin Tang and any of its other nominees if they were to be elected to the Vanda board — veto power over many important company decisions, including approving the annual budget and business activities involving corporate expenditures of more than $250,000. If proposed and adopted at Penwest, this unanimous-approval board voting requirement would hold the Company’s strategy and operations hostage to the agenda of a single director, a principle that is counter to corporate governance best practices.
Tang is working in the proxy contest with Perceptive Advisors (“Perceptive”). Perceptive has been a longer-term Penwest shareholder. Its CEO, Joseph Edelman, was in regular contact with the Company during 2008. He advised the Company to reduce its cash burn, narrow its drug development to its most promising programs and execute business development transactions. We believe that is exactly what we have done. However, Perceptive apparently now has different ideas in mind for Penwest.
Unfortunately, while Perceptive was increasing its investment in Penwest, it also took steps that have had the effect of destroying value for all Penwest shareholders. As a result of an increase in Perceptive’s ownership position due to unsuccessful hedging activities, which were not publicly disclosed because of its late filing of the required Form 4’s, Perceptive triggered change in control limitations under Section 382 of the Internal Revenue Code, causing Penwest to lose $123 million of its available net operating loss carryforwards and $7 million of R&D tax credits. Perceptive knew it was amassing a significant stake in the Company, and surely institutional investors like Perceptive must be aware of these tax rules. However, Perceptive failed to check with the Company to see if this would jeopardize the Company’s tax assets, and by the time its delayed Form 4’s were filed, it was too late, and the damage had already been done.
You should also know that, in seeking to get the Penwest Board to yield to its agenda, Tang and Perceptive have threatened to sue each director personally. The members of the Penwest Board take their commitment to represent all shareholders very seriously and stand by our record. We will not be intimidated by such bullying tactics and will vigorously defend ourselves and your Company against any such ill-conceived actions.
We strongly believe we are following the right course for Penwest to build value for all shareholders. Our business plan for 2009 has well-defined goals and clear value milestones for our shareholders, and we have demonstrated progress during the fourth quarter of 2008 and in 2009 to date on all of the plan’s priorities. We will continue to be accountable to you as the Company executes on that plan.

Penwest Pharmaceuticals
We look forward to keeping you up to date on our continued progress.
Sincerely,

Paul E. Freiman Chairman	Jennifer L. Good President and CEO
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is also applying its drug development and drug delivery expertise and technologies to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; risks relating to the potential disruption of the Company’s operations that could result from the staff reductions announced on January 22, 2009; risks related to the costs to the Company and the potential disruption of the Company’s operations that could result from the proxy fight being threatened against the Company; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2008, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its

Penwest Pharmaceuticals
stockholders in connection with its 2009 Annual Meeting of Stockholders (the “Annual Meeting”) may be found in the Company’s Proxy Statement for its 2008 Annual Meeting of Stockholders, as filed with the SEC on April 28, 2008 (the “2008 Proxy Statement”).
Participant Transactions in the Company’s Securities. The information in the 2008 Proxy Statement is supplemented with the information presented in the table below, which sets forth all transactions that may be deemed purchases and sales of shares of the Company’s common stock by the individuals who are considered “participants” between March 9, 2007 and March 9, 2009.

Name	Date	Number of Shares	Transaction Type
Christophe Bianchi, M.D., Director	1/02/2008	6,000	(1)
	6/21/2007	20,000	(1)
Peter F. Drake, Ph.D., Director	1/02/2009	10,192	(1)
	11/12/2008	1,705	(1)
	10/01/2008	3,955	(1)
	9/09/2008	346	(1)
	7/01/2008	2,789	(1)
	6/11/2008	328	(1)
	4/24/2008	502	(1)
	4/01/2008	2,564	(1)
	2/27/2008	482	(1)
	1/02/2008	7,294	(1)
	10/01/2007	628	(1)
	7/02/2007	558	(1)
	4/02/2007	695	(1)
Paul E. Freiman, Director	1/02/2009	6,000	(1)
	11/12/2008	1,705	(1)
	10/01/2008	424	(1)
	9/09/2008	519	(1)
	7/01/2008	299	(1)
	6/11/2008	492	(1)
	6/10/2008	5,000	(3)
	5/12/2008	4,000	(3)
	4/24/2008	502	(1)
	4/01/2008	275	(1)
	2/26/2008	482
	1/02/2008	6,139	(1)
	11/07/2007	248	(1)
	10/01/2007	67	(1)
	9/05/2007	122	(1)
	8/07/2007	4,489	(2)
	8/07/2007	5,339	(3)
	7/02/2007	60	(1)
	6/13/2007	112	(1)
	5/29/2007	1,999	(2)
	5/29/2007	5,499	(3)
	4/30/2007	2,500	(3)
	4/11/2007	140	(1)
	4/02/2007	75	(1)
Jennifer L. Good, Director and Executive Officer	—	—	—

Penwest Pharmaceuticals

Name	Date	Number of Shares	Transaction Type
Robert J. Hennessey, Director	1/02/2008	7,386	(1)
	11/07/2007	248	(1)
	10/01/2007	673	(1)
	9/05/2007	122	(1)
	7/02/2007	598	(1)
	6/13/2007	112	(1)
	4/11/2007	140	(1)
	4/02/2007	497	(1)
David P. Meeker, Director	1/02/2008	6,000	(1)
	1/03/2007	20,000	(1)
W. James O’Shea, Director	11/12/2008	1,705	(1)
	10/01/2008	4,237	(1)
	9/09/2008	519	(1)
	7/01/2008	2,988	(1)
	6/11/2008	492	(1)
	4/24/2008	334	(1)
	4/01/2008	1,832	(1)
	2/27/2008	482	(1)
	1/02/2008	6,924	(1)
	10/01/2007	449	(1)
	9/05/2007	122	(1)
	7/02/2007	399	(1)
	6/13/2007	20,000	(1)
John N. Staniforth, Director	1/02/2009	6,000	(1)
	10/01/2008	2,825	(1)
	7/01/2008	1,992	(1)
	4/01/2008	1,832	(1)
	1/02/2008	6,924	(1)
	10/01/2007	449	(1)
	7/02/2007	399	(1)
	4/02/2007	497	(1)
Anne M. VanLent, Director	11/06/2008	6,900	(3)
	1/02/2008	6,000	(1)
Anand R. Baichwal, Executive Officer	—	—	—
Amale Hawi, Executive Officer	—	—	—

(1)	Shares acquired from the Company in lieu of cash compensation payable in connection with such person’s service as a director of the Company.

(2)	Shares acquired upon option exercise.

(3)	Shares disposed in open market sale.
Beneficial Ownership of Participants. The amount of the Company’s Common Stock owned by each participant as of March 9, 2009 is set forth in the table below.

Beneficial
Ownership of
Name of Director/Executive Officers	Common Stock

Christophe Bianchi, M.D.	26,000
Peter F. Drake, Ph.D.	67,439
Paul E. Freiman	93,760 (1)

Penwest Pharmaceuticals

	Beneficial
	Ownership of
Name of Director/Executive Officers	Common Stock
Jennifer L. Good	377,454	(2)
Robert J. Hennessey	124,369	(3)
David P. Meeker, M.D.	26,000
W. James O’Shea	40,483
John N. Staniforth, Ph.D.	153,683	(4)
Anne M. VanLent	119,288	(5)
Anand R. Baichwal, Ph.D.	163,305	(6)
Amale Hawi, Ph.D.	58,750	(7)
Thomas R. Sciascia, M.D.	262,279	(8)

(1)	Includes 61,039 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(2)	Includes 368,500 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(3)	Includes 63,567 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(4)	Includes 81,635 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(5)	Includes 74,876 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(6)	Includes 140,375 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(7)	Includes 58,750 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.

(8)	Includes 257,375 shares subject to outstanding stock options that are exercisable within 60 days following March 9, 2009.
ADDITIONAL INFORMATION
The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the Annual Meeting (the “2009 Proxy Statement”). Additional information regarding the interests of potential participants in the solicitation of proxies by the Board of Directors of the Company in connection with the Annual Meeting will be included in the 2009 Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. Security holders may obtain a free copy of the 2009 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at Penwest Pharmaceuticals Co., 39 Old Ridgebury Road, Suite 11, Danbury, CT 08610, attn: Controller, or by telephoning the Company at (877) 736-9378.
We will circulate a WHITE proxy card together with our definitive proxy statement. We urge shareholders to vote FOR our slate on the WHITE proxy card and not to sign or return any other colored proxy card to the Company.